UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2015

ROCK CREEK PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-15324 (Commission File Number)	52-1402131 (IRS Employer Identification No.)

2040 Whitfield Avenue, Suite 300 Sarasota, Florida 34243 (Address of principal executive offices, including zip code) (804) 527-1970 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Rock Creek Pharmaceuticals, Inc. (the “Company”) is filing this Current Report on Form 8-K to provide an update on information previously disclosed in the Company’s Form 10-Q filed on May 12, 2015 and the Form 10-K filed on March 12, 2015:

Dispute with John J. McKeon

The Company continues to reserve its rights to enforce the loan facility that it entered into with John J. McKeon in March 2014.

As previously disclosed, on March 12, 2014, the Company entered into a loan facility with John J. McKeon under which he agreed to lend to the Company up to $5.8 million upon specified conditions. The loan facility was amended in August 2014 to, among other things, extend the term of the loan facility and modify the borrowing conditions.

As also previously disclosed, in December 2014, following discussions between the Company and Mr. McKeon regarding the Company’s liquidity needs, Mr. McKeon made an advance to the Company in the amount of $350,000 (the “Advance”) which the Company believed was being made under the loan facility. At such time, Mr. McKeon expressed a desire that the loan agreement relating to the loan facility (the “Loan Agreement”) be amended to, among other things, decrease the conversion price of loans made under the Loan Agreement, including the conversion price of the Advance. The Company agreed to take such request under consideration, but no amendment was ultimately agreed upon. Mr. McKeon thereafter informally indicated to the Company that no further advances would be available under the Loan Agreement in the absence of an amendment. As previously disclosed by the Company, the Company requested a written confirmation from Mr. McKeon that no additional advances will be made under the current Loan Agreement, or, in the alternative, that Mr. McKeon honor a borrowing request made on January 27, 2015. Mr. McKeon never responded to that written communication.

As an update to the foregoing, based on informal communications from Mr. McKeon in June 2015, the Company believes that if Company takes action to enforce the loan facility against Mr. McKeon, Mr. McKeon may assert claims against the Company relating to the Advance and relating to other investments made by Mr. McKeon in the Company. During the June 2015 communications, Mr. McKeon informed that Company that he may have claims against the Company relating to the loan facility and the Advance, as well as the investment made by Mr. McKeon in the Company’s August 2014 private placement. However, Mr. McKeon has refused to provide details regarding the nature of the alleged claims and whether he intends to assert them in a legal action. The Company believes that the loan facility has remained in effect at all times notwithstanding Mr. McKeon’s refusal to make advances thereunder. The Company has reserved all of its rights to enforce the loan facility but has not filed an action against Mr. McKeon at this time.

Potential Employment Agreement Severance Claim by Jonnie R. Williams

The Company has previously disclosed that on March 25, 2015, the Company received an email from an attorney representing Jonnie R. Williams, a former director of the Company and the Company’s former Chief Executive Officer, stating that Mr. Williams is contractually entitled to severance compensation. At that time, the Company disclosed that it was not aware of the claimed legal or contractual basis for Mr. Williams’ severance claim.

On June 11, 2015, the Company was informed that Mr. Williams plans to file an arbitration action against the Company under his employment agreement to assert his alleged contractual severance entitlement. Mr. Williams alleges that the election of the Company’s Board of Directors at the Company’s December 2013 annual stockholder meeting triggered a provision of his employment agreement that provides for severance in the amount of $2.5 million. However, the Company disagrees that such stockholder meeting triggered the severance entitlement and that Mr. Williams voluntarily resigned from his employment with the Company in August 2014 without any contractual right to severance compensation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROCK CREEK PHARMACEUTICALS, INC.

By:	/s/ Michael J. Mullan
Michael J. Mullan Chairman of the Board and Chief Executive Officer

Date: June 15, 2015